Exhibit 99.2

Press Release

For further information contact:

Joe Passarello	Erik Knettel
Therma-Wave, Inc.	The Global Consulting Group
Phone: (510) 668-2200, or	Phone: (646) 284-9415, or
Email: jpassarello@thermawave.com	Email: eknettel@hfgcg.com
KLA-TENCOR ASSUMES MAJORITY BOARD
REPRESENTATION OF THERMA-WAVE
Over 88% of Common Shares Acquired by KLA-Tencor
100% of Series B Preferred Shares Acquired by KLA-Tencor
FREMONT, California – May 18, 2007 – Therma-Wave, Inc., (Nasdaq: TWAV), announced earlier today that KLA-Tencor’s previously announced tender offer for all of the outstanding shares of Therma-Wave expired at 12:00 Midnight, New York City time, on Thursday, May 17, 2007. As of the expiration of the offer, according to Computershare Shareholder Services, Inc., the depositary for the offer, a total of 32,830,254 shares of Therma-Wave’s common stock were validly tendered (including shares tendered pursuant to guaranteed delivery as set forth in the Offer to Purchase). Additionally, all of the 10,400 shares of Therma-Wave’s Series B Convertible Preferred Stock were validly tendered. KLA-Tencor assumed majority ownership of Therma-Wave upon acceptance of the tendered shares.
In connection with KLA-Tencor acquiring approximately 88.1% of Therma-Wave’s outstanding common shares (including shares tendered by notice of guaranteed delivery) and 100% of Therma-Wave’s outstanding Series B Convertible Preferred Stock, KLA-Tencor designated four representatives to serve on Therma-Wave’s board of directors, giving KLA-Tencor majority board representation. One of the current Therma-Wave board members will remain on the Therma-Wave board until the merger between the companies is completed.
About KLA-Tencor
KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, California, the Company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information is available at www.kla-tencor.com.
About Therma-Wave Corporation
1250 Reliance Way • Fremont California 94539 • Phone (510) 668-2200 • Fax (510) 656-3863

Since 1982, Therma-Wave, Inc. has developed innovative, proprietary process control metrology products and technologies used in the manufacture of semiconductors. Therma-Wave offers leading-edge products for the measurement of transparent and semi-transparent thin films; for the measurement of critical dimension and profile of IC features; and for the monitoring of ion implantation and activation processes. Further information about Therma-Wave, Inc. is available from the Company’s web site at www.thermawave.com.
Cautionary Statement Regarding Forward-Looking Statements
The statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, the expected timing of the completion of the merger. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, including, among others, risks of uncertainties as to the timing of merger. For additional risk factors, please see Therma-Wave’s SEC reports, including the Annual Report on Form 10-K for the fiscal year ended April 2, 2006 and the Quarterly Report on Form 10-Q for the fiscal quarters ended July 2, 2006, October 1, 2006 and December 31, 2006 and our Current Reports on Form 8-K, which are available at the SEC’s website at http://www.sec.gov. Therma-Wave disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.
1250 Reliance Way • Fremont California 94539 • Phone (510) 668-2200 • Fax (510) 656-3863